Exhibit 10.11

Amalgamated Bank

Annual Incentive Plan

SECTION 1: Establishment & Purpose.

1.1 Establishment of Plan. The Bank, upon approval by the Committee, hereby establishes this Amalgamated Bank Annual Incentive Plan effective January 1, 2019 (“Effective Date”).

1.2 Purpose of Plan. The purpose of this Plan is to accomplish the following objectives:

•	to align Participants with the Bank’s strategic plan and critical performance goals,

•	to motivate and reward the achievement of performance goals,

•	to provide competitive total compensation opportunities,

•	to enable the Bank to attract, motivate and retain top talent,

•	to increase engagement and commitment to the Bank, and

•	to ensure incentives are appropriately risk-balanced

Annual Bonuses under this Plan are payable in cash or other property, but not the equity securities of the Bank or its Subsidiaries.

1.3 Compliance with Applicable Laws. The Plan is subject to any applicable provisions of the New York Banking Law or the regulations of the New York State Banking Board, and any other applicable law or regulation.

SECTION 2: Definitions.

The following capitalized words when used in this Plan have the following meanings unless a different meaning plainly is required by the context:

2.1 “Act” means the Securities Exchange Act of 1934, as amended.

2.2 “Annual Bonus” means an incentive payment, in cash unless otherwise determined by the Committee, due to a Participant upon the achievement of certain Performance Measures as provided in this Plan.

2.3 “Bank” means Amalgamated Bank, a New York state-chartered bank and trust company, and its successors and assigns.

2.4 “Base Salary” means a Participant’s annualized base salary as of the last day of the applicable Performance Period or, if earlier, the date of promotion, role change, or termination of employment if the Annual Bonus is being prorated due to a promotion or role change, or a payment is made on account of death, Disability or Retirement.

2.5 “Board” means the Board of Directors of the Bank.

2.6 “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder, as amended from time to time, or any successor legislation thereto.

2.7 “Committee” means the Compensation Committee of the Board, or such other committee as shall be appointed by the Board as provided in Section 3.1 to administer the Plan. The full Board may choose to retain authority to act as the “Committee” with respect to certain awards made under the Plan or with respect to certain powers, in which case references herein to the Committee shall be deemed to refer to the full Board.

2.8 “Continuous Service” means the absence of any interruption or termination of service as an Employee or Contractor. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that in each case such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Bank policy adopted from time to time; or (iv) in the case of transfers between locations of the Bank or between the Bank, its Affiliates, or their respective successors. Changes in status between service as an Employee and a Contractor will not constitute an interruption of Continuous Service.

2.9 “Contractor” means an individual or entity providing services to the Bank (not as an Employee) as described in Treas. Reg. §1.409A -1(f)(1) and which for any taxable year accounts for gross income from the performance of services under the cash receipts and disbursements method of accounting.

2.10 “Director” means a member of the Board.

2.11 “Disability” or “Disabled”, except as otherwise approved by the Committee, shall have the meaning set forth in the Participant’s employment agreement with the Bank or one of its Subsidiaries; or if no such definition exists at the time in question, means a condition under which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Bank or its Subsidiaries. Disability will be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

2.12 “Employee” means any person employed by the Bank or any of its Subsidiaries.

2.13 “Maximum Annual Bonus” means a dollar amount or a percentage of Base Salary, as determined by the Committee (or its delegate) for each Performance Period, which represents the payment that the Participant will earn if the maximum level of the Performance Measures is achieved.

2.14 “Non-Employee Director” means a Director who both (i) is not a current Employee or Officer and does not receive compensation (either directly or indirectly) from the Bank or one of its Subsidiaries for services rendered as a consultant or in any capacity other than as a Director, and (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

2.15 “Officer” means a person who is an officer of the Bank within the meaning of Section 16 of the Exchange Act.

2.16 “Participant” means any Employee who is determined by the Bank to be expected to work at least twenty hours per week for the Bank and its Subsidiaries, (ii) not covered by a collective bargaining agreement to which the Bank or any Subsidiary is a party and (iii) not participating in a sales commission plan established or maintained by the Bank or any Subsidiary.

2.17 “Performance Measures” means the performance goals selected for each Participant or class of Participants with respect to each Performance Period, the achievement of which shall determine the amount of the Participant’s Annual Bonus for the Performance Period. The Performance Measures may include any earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures; or any other objective approved by the Committee, in its sole discretion. The Performance Measures may be determined on a Bank-wide basis, with respect to one or more business units, divisions, Subsidiaries, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Committee will appropriately make adjustments in the method of calculating the attainment of Performance Measures for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally-accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally-accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Bank-achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (viii) to exclude the effects of stock-based compensation and the award of bonuses under the Bank’s bonus plans; (ix) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally-accepted accounting principles; (x) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally-accepted accounting principles; and (xi) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Committee retains the discretion to increase, reduce or eliminate the compensation or economic benefit due upon attainment of Performance Measures and to define the manner of calculating the Performance Measures it selects to use for such Performance Period.

2.18 “Performance Period” means each consecutive twelve (12)-month period commencing on the first day of each fiscal year of the Bank during the term of this Plan, or a portion of such twelve-month period with respect to an Employee who becomes a Participant during such period, or such other period as determined by the Committee. As of the Effective Date, the Bank’s fiscal year is the calendar year.

2.19 “Plan” means this Amalgamated Bank Annual Incentive Plan.

2.20 “Retirement” means the Participant’s termination of employment with the Bank and its Subsidiaries while in good standing at or after age 65 with at least five years of Continuous Service.

2.21 “Rule 16b-3” means Rule 16b-3 promulgated under the Act or any successor to Rule 16b-3, as in effect from time to time.

2.22 “Subsidiary” means, with respect to the Bank, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Bank, and (ii) any partnership, limited liability company or other entity in which the Bank has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. For purposes of this definition, “owned” means a person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

2.23 “Target Annual Bonus” means a dollar amount or a percentage of Base Salary determined by the Committee (or its delegate) for each Performance Period, which represents the payment that the Participant will earn if the target level of the Performance Measures is achieved.

2.24 “Threshold Annual Bonus” means a dollar amount or a percentage of Base Salary, as determined by the Committee (or its delegate) for each Performance Period, which represents the payment that the Participant will earn if the threshold level of the Performance Measures is achieved.

SECTION 3: Administration.

3.1

Administration by Committee. The Plan shall be administered by the Committee. Except to the extent that the full Board is serving as the Committee hereunder, the Committee shall be composed solely of three or more Non-Employee Directors in accordance with Rule 16b-3 and shall act only by a majority of its members then in office (provided that with respect to any Annual Bonus of a Committee member, such member shall recuse himself or herself from any such vote).

3.2 Powers of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all applicable provisions of this Plan and applicable law, to:

(a)	establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of this Plan,

(b)

construe, interpret and administer this Plan and any instrument or agreement relating to this Plan, including correcting any defect, supplying any omission or reconciling any inconsistency in the manner and to the extent it shall deem desirable to carry this Plan into effect,

(c)	waive, prospectively or retroactively, any conditions that apply to any Annual Bonus,

(d)	increase or decrease the amount of any Annual Bonus, and

(e)

generally, exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Bank and that are not in conflict with the provisions of the Plan.

3.3 Delegation to an Officer. The Committee may delegate its powers and duties under this Plan, including but not limited to designating the Performance Measures and other terms of Annual Bonuses, and/or approving achievement of the applicable Performance Measures, to one or more Officers or a committee of such Officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that no such Officer shall have powers with respect to his or her own Annual Bonus.

3.4 Effect of Committee’s Decision. All determinations, interpretations and constructions made by the Committee will not be subject to review by any person and will be final, binding and conclusive on all persons.

SECTION 4: Participation.

Any Employee who, as of the first day of a Performance Period, satisfies the eligibility requirements to become a Participant shall participate in this Plan for that Performance period. A person who is hired by the Bank or any Subsidiary, or promoted to a position in which he is eligible to be a Participant, during a Performance Period shall participate in this Plan, but any Annual Bonus for such Performance Period will be pro-rated.

SECTION 5: Performance Measures.

5.1	Designation of Bonus Levels, Bank Performance Measures and Weightings. Prior to the start of or during each Performance Period, the Committee shall:

(a)	establish a Threshold Annual Bonus, Target Annual Bonus and Maximum Annual Bonus for each Participant or class of Participants (e.g., based on job title);

(b)	designate the corporate Performance Measures that will apply to such Performance Period; and

(c)	determine the weightings between individual and corporate Performance Measures for each Participant or class of Participants.

5.2 Designation of Individual Performance Measures. The individual Performance Measures for each Participant other than the Bank’s Chief Executive Officer and his/her direct reports shall be determined by the Chief Executive Officer’s direct report that is above such Participant in the Bank’s organizational structure. The Committee will have the sole authority to establish the individual Performance Measures for the Bank’s Chief Executive Officer and his/her direct reports.

5.3 Approval of Achievement of Performance Measures. Following the close of each Performance Period and prior to payment of any amount to any Participant under this Plan, the Committee (or its delegate) must approve which of the applicable Bank Performance Measures for that Performance Period have been achieved and, in the case of the Bank’s Chief Executive Officer and his/her direct reports, the attainment of individual Performance Measures and the corresponding Annual Bonus amounts. Division managers will approve the attainment of individual Performance Measures and the corresponding Annual Bonus amounts for all Participants other than the Bank’s Chief Executive Officer and his/her direct reports. Such approval shall be made in time to permit payments to be made as set forth in Section 6.

5.4 Individual Pool. The Committee may provide that, regardless of achievement of Bank Performance Measures for a Performance Period, a bonus pool shall be created that may be used, as determined by the Committee in its sole discretion, to reward certain high-performers. In no event shall such pool exceed the total dollar amount that would be due based solely upon target level achievement of Individual Performance Measures.

SECTION 6: Benefit Payments & Conditions.

6.1 Time and Form of Payments. All payments of Annual Bonuses pursuant to this Plan shall be made not later than the fifteenth (15th) day of the third (3rd) month following the end of the Performance Period. All payments shall be made in cash, unless otherwise approved by the Committee.

6.2 Continued Employment. Except as otherwise approved by the Committee or specifically set forth in a written employment agreement between the Employee and the Bank or one of its Subsidiaries in effect on the date of such payment, no Annual Bonus payment under this Plan with respect to a Performance Period shall be paid or owed to a Participant who, on the date payment is made, is not employed in good standing with the Bank or one of its Subsidiaries or has delivered notice of resignation to the Bank or one of its Subsidiaries; provided, however, the following special provisions apply in cases of death, Disability or Retirement:

(a)

Death or Disability - In the event that the Participant dies or becomes permanently Disabled, the Participant shall continue to be entitled to a pro-rated Annual Bonus based on his or her period of employment during the Performance Period, and assuming achievement of individual Performance Measures at target if the death or Disability occurs prior to the end of the Performance Period (or if such death or Disability occurs after the close of the Performance Period, based on actual performance), or

(b)

Retirement - In the event the Participant Retires after the close of the Performance Period but prior to payment of the Annual Bonus, the Participant shall be entitled to the full Annual Bonus amount based on actual performance. If the Participant Retires prior to the last day of the Performance Period, the Committee may, but is not obligated to, approve payment of a prorated Annual Bonus to the Participant based on his or her period of employment during the Performance Period and actual performance.

Notwithstanding the foregoing, if the Committee determines (at any time) that the Participant willfully engaged, during the Performance Period in which his or her termination of employment, death or Retirement occurred, in any activity injurious to the Bank, the Committee may choose to forfeit the entire Annual Bonus otherwise due with respect to such Performance Period or may demand that the Participant repay the Bank any portion of the Annual Bonus already received. In all events of termination of employment, payment (if any) of the Annual Bonus shall be made at the normal time that Annual Bonuses are paid for a Performance Period.

6.3 Regulatory Action. Annual Bonuses will not be earned or paid, regardless of achievement of Performance Measures, (i) to the extent that any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other directive action that, or a regulation, prohibits or limits the eligibility of the Participant for or pay out of the Annual Bonus to the Participant under the Plan, or (ii) if, after a review of the Bank’s or its Subsidiaries’ credit quality measures, the Committee considers it imprudent to provide or pay out the Annual Bonus under the Plan.

6.4 Ethical Obligations. The Bank and its Subsidiaries are committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by the Bank and its Subsidiaries, including their Codes of Ethics and Insider Trading Policies. Any Annual Bonus otherwise due to a Participant under the Plan may be reduced or eliminated upon a determination by the Committee or any governmental body or official designated by applicable law that the Participant has violated any such laws, regulations, codes or policies.

6.5 Clawback. A Participant who is an Officer must repay any compensation previously paid or otherwise made available to the Participant under this Plan (i) to the extent required by the Bank’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by the Bank from time to time, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Bank, (ii) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, New York Banking Law, federal banking law or other applicable law, (iii) to the extent that the Committee determines that the Participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the Participant has willfully engaged in any activity injurious to the Bank, and/or (iv) in instances of regulatory or capital issues and bad risk behavior (i.e., significant negative individual actions such as violations of risk policies). The Participant acknowledges the rights of the Bank and its Subsidiaries to make deductions from the Participant’s compensation and to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section.

6.6 Other Restrictions. The Committee may impose other restrictions on any Annual Bonus, or any cash or property paid in connection with an Annual Bonus, as the Committee deems advisable.

SECTION 7: Amendment and Termination.

The Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, except that no such amendment, alteration, suspension, discontinuation or termination shall be made that would violate applicable law or the rules or regulations of the NASDAQ Stock Market or any other securities rules and regulations that are applicable to the Bank.

No right to receive an Annual Bonus shall accrue after the termination of this Plan. However, unless otherwise expressly provided by the Committee, any right to receive an Annual Bonus for the Performance Period in which such termination takes effect may extend beyond the termination of this Plan, and the authority of the Committee and its delegates to amend or otherwise administer this Plan shall extend beyond the termination of this Plan.

SECTION 8: General Provisions.

8.1 Tax Withholding. The Bank or its Subsidiaries shall be entitled to withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Bank or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Annual Bonus. The Bank may establish such rules and procedures concerning timing of any withholding election as it deems appropriate. Notwithstanding any action taken or not taken by the Bank or its Subsidiaries, the Participant shall remain solely liable for all taxes due with respect to his or her Annual Bonus.

8.2 Nontransferability. Except as otherwise determined by the Committee, no right to any Annual Bonus under this Plan, whether payable in cash or property, shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any Annual Bonus upon the death of the Participant. No right to any Annual Bonus under this Plan may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Bank.

8.3 Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, or posted on the Bank’s intranet (or other shared electronic medium controlled by the Bank to which the Participant has access).

8.4 Deferrals. To the extent permitted by applicable law, the Committee, in its sole discretion, (i) may determine that any cash or in-kind payment of any Annual Bonus may be deferred, (ii) may establish programs and procedures for deferral elections to be made by Participants and (iii) may implement such other terms and conditions that are consistent with the provisions of the Plan and in accordance with applicable law. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Participant is still an employee or otherwise providing services to the Bank.

8.5 Compliance with Section 409A of the Code. This Plan will be interpreted to the greatest extent possible in a manner that makes this Plan and the Annual Bonuses paid hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, compliant with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan, if a Participant holding an Annual Bonus that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses.

8.6 Headings. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.7 Successors. All obligations of the Bank under this Plan shall be binding on any successor to the Bank, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Bank or otherwise.

8.8 No Employment or Other Service Rights. Nothing in this Plan or any instrument executed under the Plan or in connection with any Annual Bonus will confer upon any Participant any right to continue to serve the Bank or a Subsidiary in the capacity in effect at the commencement of participation or any Performance Period or will affect the right of the Bank or any of its Subsidiaries to terminate the employment of an Employee with or without notice and with or without cause. Any Participant’s employment with the Bank and any of its Subsidiaries shall continue to be at-will.

8.9 No Trust or Fund Created. This Plan, and any action taken pursuant to the provisions thereof, shall not create or be construed to create a trust or separate fund of any kind, or a pledge or a fiduciary relationship between the Bank or any Subsidiary and a Participant or any other person or to require the Bank to segregate any funds for a Participant’s benefit. To the extent that any person acquires a right to receive payments from the Bank or any Subsidiary pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank or of any Subsidiary.

8.10 Governing Law. The validity, construction and effect of this Plan or any Annual Bonus payable under this Plan shall be determined in accordance with the laws of the state in which the Participant is employed.

8.11 Severability. Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan is being executed, on behalf of the Bank, by the undersigned duly-authorized officer of the Bank.

Amalgamated Bank

By:	/s/ James Paul
James Paul
Chief Administrative Officer